Exhibit 10.8

[Form of Amendment to Restricted Stock Award and Agreement (to be used when Grantee has or can attain Retirement in a taxable year before the taxable year in which the last Vesting Date falls)]

FIRST AMENDMENT TO

CHIQUITA BRANDS INTERNATIONAL, INC.

2002 STOCK OPTION AND INCENTIVE PLAN

RESTRICTED STOCK AWARD AND AGREEMENT

THIS FIRST AMENDMENT (this “Amendment”) is entered into between Chiquita Brands International, Inc., a New Jersey corporation (the “Company”), and                      (the “Grantee”) under the following circumstances.

Background

A. The Company adopted the Chiquita 2002 Stock Option and Incentive Plan (the “Plan”) effective March 19, 2002.

B. The Company and the Grantee entered into a Restricted Stock Award and Agreement relating to an award made on              (the “Award Agreement”).

C. Effective January 1, 2005, awards granted under the Plan generally became subject to Section 409A of the Internal Revenue Code of 1986 (“Section 409A”), which imposes material adverse tax consequences on the grantee of any award that is not compliant with, or exempt from, the requirements of Section 409A.

D. In order to avoid these adverse tax consequences, pursuant to regulatory guidance issued under Section 409A, the Company has amended the Plan (and changed the name of the Plan to the “Chiquita Stock and Incentive Plan”) so that awards granted under the Plan would be compliant with, or exempt from, the requirements of Section 409A.

E. The Company and the Grantee wish to amend the Award Agreement to conform its provisions with the requirements of Section 409A.

Amendment

Therefore, the Company and the Grantee agree to amend the Award Agreement as follows, it being understood that all amendments will have retroactive effect to January 1, 2005 or, if later, the effective date of the Award Agreement:

1. All references to the Plan in the Award Agreement refer to the Chiquita Stock and Incentive Plan as amended July 8, 2008 (the “Amended Plan”). The Grantee hereby acknowledges that a copy of the Amended Plan has been made available to him or her.

2. The second sentence of the paragraph of the Award Agreement entitled “GRANT” is amended to read as follows:

“The Shares will be issued at no cost to you on the date[s] set forth below, provided that you have a vested right to such Shares as described below.”

3. The paragraph of the Award Agreement entitled “VESTING” is amended to read in its entirety as follows:

“VESTING AND DELIVERY OF SHARES: [All of the Shares will vest on [date]] or [The Shares will vest between the Grant Date and [last vesting date] with [% or number of shares] vesting on [dates]] or, if earlier, upon a Change in Control of the Company (the “Vesting Date”); subject, however, to the forfeiture provisions set forth below. If you Separate from Service because of your death, Disability or Retirement, all the Shares subject to this award will vest on the date of your Separation from Service. On [the][each] Designated Payment Date or as soon as reasonably practicable thereafter, the Company will deliver to you a certificate representing the Shares which vested on such date, unless you are a specified employee who Separates from Service because of Disability or Retirement in which case the issuance of the Shares and the delivery of a certificate representing such Shares will be postponed until the Specified Employee Delayed Payment Date or as soon as administratively practicable thereafter. A “Separation from Service” generally means your termination of employment with the Company and all of its Subsidiaries. [The] [A] “Designated Payment Date” is generally defined in the Amended Plan as [the][each] Vesting Date or, if earlier, either the date you Separate from Service because of your death or Disability or the first payroll date following your Separation from Service because of your Retirement. The “Specified Employee Delayed Payment Date” is generally defined in the Amended Plan as the date that is six (6) months and one (1) day following the date of your Separation from Service (or, if earlier, the date of your death).”

4. The paragraph of the Award Agreement entitled “NO RIGHTS AS SHAREHOLDER PRIOR TO VESTING” is amended to read in its entirety as follows:

“NO RIGHTS AS SHAREHOLDER PRIOR TO VESTING: Prior to the date Shares are issued to you, you will have no rights as a shareholder of the Company with respect to the Shares subject to this award.”

5. The paragraph of the Award Agreement entitled “FORFEITURE OF SHARES” is amended to read in its entirety as follows:

“FORFEITURE OF SHARES: In the event you Separate from Service for any reason (other than as a result of your death, Disability or Retirement) prior to [the] [any] Vesting Date, then all unvested Shares subject to this award will be forfeited as of the date of your Separation from Service and any rights with respect to such forfeited Shares will immediately cease.”

6. The paragraph of the Award Agreement entitled “TAXES” is amended to read in its entirety as follows:

“TAXES: You must pay all applicable U.S. federal, state, local and foreign taxes resulting from the grant of this award and the issuance of the Shares. The Company has the right to withhold, and the Company will withhold at your request, all applicable taxes due by reducing the number of Shares otherwise deliverable under this award or withholding from future earnings (including salary, bonus or any other payments.) In advance of [the][each] date on which the Shares become issuable, you may elect to pay the withholding amounts due by delivering to the Company a number of the Shares that you own that have a fair market value on that date equal to the amount of the payroll withholding taxes due.”

7. The Award Agreement is amended by adding the following new paragraphs after the paragraph entitled “CONDITIONS”:

“COMPLIANCE WITH SECTION 409A. It is the intent of the parties that this Agreement and all Shares issued under it shall be in compliance with the requirements of Section 409A and the regulations promulgated thereunder. This Agreement shall be interpreted, operated and administered in a manner consistent with this intention.

“MODIFICATIONS. Notwithstanding any provision of this Agreement to the contrary, the Company reserves the right to modify the provisions of this Agreement, including without limitation the timing or circumstances of the issuance of Shares to the Grantee, to the extent such modification is determined by the Company to be necessary to comply with applicable law or preserve the intended deferral of income recognition with respect to the Shares until the Shares are issued.”

8. Capitalized terms used and not defined in this Amendment have the meanings given those terms in the Award Agreement and the Amended Plan.

9. Except as is provided in this Amendment, the Award Agreement shall remain unchanged and continue in full force and effect.

To acknowledge your agreement to the terms and conditions of this Amendment, please sign below and return one copy to the Law Department, Attention: Terri Suter.

CHIQUITA BRANDS INTERNATIONAL, INC.	Complete Grantee Information below:

Kevin Holland, Senior Vice President and Chief People Officer	Home Address (including country)

By:

U.S. Social Security Number (if applicable)

Date Agreed To:

2